SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: September 15, 2008

Yadkin Valley Financial Corporation

North Carolina (State of incorporation)	20-4495993 (I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina (Address of principal executive offices)	28621-3404 (Zip Code)
Issuer’s telephone number: (336) 526-6300

Item 8.01	Other Events
In connection with the action taken by the United States Treasury Department and the Federal Housing Finance Agency with respect to the Federal Home Loan Mortgage Corporation (Freddie Mac), Yadkin Valley Financial Corporation (the Company) announced today that in third quarter 2008 it will record other-than-temporary impairment and take a non-cash charge to earnings for its investments in perpetual preferred securities issued by Freddie Mac. The Company’s wholly-owned bank subsidiary, Yadkin Valley Bank and Trust Company (“the Bank”), owns perpetual preferred investments in Freddie Mac included in securities available for sale at a cost of $1.0 million. As a result of the action taken to place Freddie Mac in conservatorship, dividends for these securities have been suspended and the market value of these securities has decreased substantially. The Company will report the effects of the decrease in value in its quarterly report for the period ended September 30, 2008. These securities currently trade at about four percent of both par value and the purchase price. The Bank received first and second quarter 2008 dividends declared by Freddie Mac totaling $14,400 each quarter. The Company, including its subsidiary bank, does not hold any common or any other equity securities issued by Freddie Mac or the Federal National Mortgage Association (FNMA). We do not anticipate that the loss will affect the Company’s “well-capitalized” status for all regulatory capital ratios.
This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about future financial and operating results and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. These statements are based upon the current beliefs and expectations of Yadkin’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation
By:	/s/ Edwin E. Laws
Edwin E. Laws
Executive Vice President and CFO

Date: September 15, 2008